Exhibit (a)(1)(D)

Offer to Purchase for Cash
by
COLLABRIUM JAPAN ACQUISITION CORPORATION
of
Up to 3,253,818 of its Ordinary Shares, Subject to Adjustment
at a Purchase Price of Approximately $10.326 Per Share
In Connection with the Extension of Time for its Initial Business Combination

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT
11:59 P.M., NEW YORK CITY TIME, ON JANUARY 23, 2014 UNLESS EXTENDED.

If you do not tender your shares at this time, you will retain the right to participate in the Company’s initial business combination or to redeem your shares at the time the Company conducts the tender offer in connection with the definitive agreement. We urge you to retain your shares and consider the intended business combination.

December 23, 2013

To Our Clients:

Enclosed for your consideration are the Offer to Purchase dated December 23, 2013 (the “Offer to Purchase”) and the related Letter of Transmittal (which, together with any amendments or supplements thereto, collectively constitute the “Offer”), in connection with the offer by Collabrium Japan Acquisition Corporation, a British Virgin Islands business company with limited liability (the “Company”), to purchase up to 3,253,818 of its ordinary shares, no par value (the “Ordinary Shares”), at a purchase price of approximately $10.326 per share, net to the seller in cash, without interest (the “Purchase Price”), for a total Purchase Price of up to approximately $33,579,402, with each of the number of shares and the total Purchase Price subject to adjustment, upon the terms and subject to the conditions of the Offer.

The Company’s Offer is conditioned upon, among other things, the number of Ordinary Shares validly tendered and not properly withdrawn being fewer than or equal to 3,253,818, subject to adjustment. See “The Offer and Extension — Conditions of the Extension and the Offer” in the Offer to Purchase. If more than 3,253,818 Ordinary Shares, subject to adjustment, are validly tendered and not properly withdrawn, the Company will terminate the Offer. Accordingly, there will be no proration in the event that more than 3,253,818 Ordinary Shares, subject to adjustment, are validly tendered and not properly withdrawn in this Offer. If the Company terminates the Offer, it will NOT: (i) purchase any Ordinary Shares pursuant to the Offer or (ii) be able to take advantage of the 90-day Extension (as defined in the Offer to Purchase), and it will promptly return all Ordinary Shares delivered pursuant to the Offer at its expense.

If the number of Ordinary Shares properly tendered is fewer than or equal to 3,253,818 Ordinary Shares, subject to adjustment, the Company will, on the terms and subject to the conditions of the Offer, accept for purchase all Ordinary Shares so validly tendered and not properly withdrawn.

We are the owner of record of Ordinary Shares held for your account. As such, we are the only ones who can tender your Ordinary Shares, and then only pursuant to your instructions.

Please instruct us as to whether you wish us to tender any or all of the Ordinary Shares we hold for your account on the terms and subject to the conditions of the Offer.

Please note the following:

•	The Offer is for a maximum of 3,253,818 Ordinary Shares of the Company, subject to adjustment.

•	The Offer is for a maximum aggregate Purchase Price of approximately $33,579,402, subject to adjustment.

•	You may tender your Ordinary Shares at a Purchase Price of approximately $10.326 per share net to the seller in cash, as indicated in the attached Instruction Form, without interest and less any applicable withholding taxes.

•	The Offer is not conditioned on any minimum number of Ordinary Shares being tendered. The Offer is, however, subject to the Maximum Tender Condition (as such term is defined in the Offer to Purchase) and certain other conditions described in “The Offer and Extension — Conditions of the Extension and the Offer” in the Offer to Purchase.

•	The Offer will expire at 11:59 p.m., New York City time, on January 23, 2014, unless the Company extends the Offer, which may depend on the timing and process of SEC review of the Offer to Purchase.

•	You may withdraw your tendered securities at any time prior to 11:59 p.m., on January 23, 2014, unless the Company extends the Offer.

•	Tendering shareholders who are registered shareholders or who tender their Ordinary Shares directly to Continental Stock Transfer &Trust Company will not be obligated to pay any brokerage commissions or fees to the Company or solicitation fees under the Offer.

•	You may not tender your Units comprised of Ordinary Shares and Warrants. If you desire to tender the Ordinary Shares included in such Units, you must separate the Ordinary Shares and Warrants prior to tendering the Ordinary Shares.

If you wish to have us tender any or all of your Ordinary Shares, please so instruct us by completing, executing, detaching and returning to us the attached Instruction Form. If you authorize us to tender your Ordinary Shares, we will tender all your Ordinary Shares unless you specify otherwise on the attached Instruction Form.

Your prompt action is requested. Your Instruction Form should be forwarded to us in ample time to permit us to submit a tender on your behalf before the Expiration Date. Please note that the Offer and withdrawal rights will expire at 11:59 p.m., New York City time, on January 23, 2014.

The Offer is being made solely pursuant to the Offer to Purchase and the Letter of Transmittal and is being made to all record holders of Ordinary Shares of the Company. The Offer is not being made to, nor will tenders be accepted from or on behalf of, holders of Ordinary Shares residing in any U.S. state in which the making of the Offer or acceptance thereof would not be in compliance with the securities, blue sky or other laws of such U.S. state.

Under the Company’s Charter, if the Company will not be able to consummate an initial business combination by January 24, 2014, it is permitted to obtain up to a 90-day Extension by offering its Public Shareholders (as defined in the Offer to Purchase) the right to have their shares redeemed for a pro rata portion of the amount then on deposit in the Trust Account (as defined in the Offer to Purchase) (net of taxes payable). The Company will not be able to consummate an initial business combination by such date but continues to actively seek a target business. Accordingly, the Company’s board of directors has unanimously (i) approved making this Offer, (ii) approved the full 90-day Extension, and (iii) determined that the full 90-day Extension is in the best interests of its shareholders. If you tender your Ordinary Shares in the Offer, you will not retain the right to participate in the Company’s initial business combination (and the second tender offer which the Company intends to conduct in connection therewith) because you will no longer hold such Ordinary Shares in the Company. See “Price Range of Securities and Dividends” in the Offer to Purchase. Further, if more 3,253,818 Ordinary Shares, subject to adjustment, are validly tendered and not properly withdrawn, the Company will not be permitted to take advantage of the Extension, and therefore, the Company’s board of directors unanimously recommends that you do not accept the Offer with respect to your Ordinary Shares. However, shareholders must make their own decision as to whether to tender their Ordinary Shares and, if so, how many Ordinary Shares to tender. In doing so, shareholders should read carefully the information in the Offer to Purchase and in the Letter of Transmittal, including the Company’s reasons for making the Offer. See “Summary” and “The Offer and Extension — General Description of the Offer and Extension” in the Offer to Purchase. The members of the Company’s board of directors will directly benefit from the Extension and have interests in the Extension that may be different from, or in addition to, the interests of the Company’s shareholders. See “The Offer and Extension — Interests of Certain Persons in the Extension” in the Offer to Purchase. Shareholders should discuss whether to tender their Ordinary Shares with us or their other financial or tax advisors.

INSTRUCTION FORM WITH RESPECT TO
Offer to Purchase for Cash dated December 23, 2013 by
COLLABRIUM JAPAN ACQUISITION CORPORATION
Of Up to 3,253,818 of its Ordinary Shares, Subject to Adjustment,
at a Purchase Price of Approximately $10.326 Per Share

In Connection with an Extension of Time for its Initial Business Combination

If you do not tender your shares at this time, you will retain the right to participate in the Company’s initial business combination or to redeem your shares at the time the Company conducts the tender offer in connection with the definitive agreement. The company urges you to retain your shares and consider the intended business combination.

The undersigned acknowledge(s) receipt of your letter and the enclosed Offer to Purchase, dated December 23, 2013 (the “Offer to Purchase”), and the related Letter of Transmittal (which, together with any amendments or supplements thereto, collectively constitute the “Offer”), in connection with the offer by Collabrium Japan Acquisition Corporation, a British Virgin Islands business company with limited liability (the “Company”), to purchase up to 3,253,818 of its ordinary shares, no par value (the “Ordinary Shares”), at a purchase price of approximately $10.326 per share, net to the seller in cash, without interest (the “Purchase Price”), for a total Purchase Price of up to approximately $33,579,402, with each of the number of shares and the total Purchase Price subject to adjustment, upon the terms and subject to the conditions of the Offer. This Offer is conditioned upon, among other things, the number of Ordinary Shares validly tendered and not properly withdrawn being less than or equal to 3,253,818, subject to adjustment. See “The Offer and Extension — Conditions of the Extension and the Offer” in the Offer to Purchase. If more than 3,253,818 Ordinary Shares, subject to adjustment, are validly tendered and not properly withdrawn, the Company will terminate the Offer. Accordingly, there will be no proration in the event that more than 3,253,818 Ordinary Shares, subject to adjustment, are validly tendered and not properly withdrawn in this Offer. If the Company terminates the Offer, it will NOT: (i) purchase any Ordinary Shares pursuant to the Offer or (ii) be able to take advantage of the 90-day Extension (as defined in the Offer to Purchase), and it will promptly return all Ordinary Shares delivered pursuant to the Offer at its expense.

The undersigned hereby instruct(s) you to tender to the Company the number of Ordinary Shares indicated below or, if no number is indicated, all Ordinary Shares you hold for the account of the undersigned, on the terms and subject to the conditions of the Offer.

Number of Ordinary Shares to be tendered by you for the account of the undersigned:

_________________  Ordinary Shares*

*	Unless otherwise indicated, it will be assumed that all Ordinary Shares held by us for your account are to be tendered.

☐	The tendered Ordinary Shares represent all Ordinary Shares held by the undersigned.

The method of delivery of this document is at the election and risk of the tendering shareholder. If delivery is by mail, then registered mail with return receipt requested, properly insured, is recommended. In all cases, sufficient time should be allowed to ensure timely delivery.

Signature(s):

Name(s)

(Please Print)

Taxpayer Identification or Social Security Number:

Address(es):

(Including Zip Code)

Area Code/Phone Number:

Date: _________________________